                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                   -------------------------------------------


                                    FORM 8-K


                                 CURRENT REPORT


                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


         Date of Report. (Date of earliest event reported) June 27, 2002


                                LIGHTBRIDGE, INC.
               (Exact Name of Registrant as Specified in Charter)


        DELAWARE                      000-21319                04-3065140
(State or Other Jurisdic-            (Commission              (IRS Employer
 tion of Incorporation)              File Number)           Identification No.)


            67 SOUTH BEDFORD STREET, BURLINGTON, MASSACHUSETTS 01803
               (Address of Principal Executive Offices) (Zip Code)


        Registrant's telephone number, including area code (781) 359-4000


                                 NOT APPLICABLE
          (Former Name or Former Address, if Changed Since Last Report)


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ITEM 5.  OTHER EVENTS.

         On June 27, 2002, Lightbridge, Inc., a Delaware corporation ("Lightbridge" or the "Company"), announced that it anticipates lower 2002 second quarter revenue due to recent WorldCom events and slower subscriber growth. The Company also announced a restructuring plan to preserve its financial strength.

         The Company announced that it expects to report lower-than-anticipated revenues for the second quarter in the range of approximately $33.0 million to $34.0 million and a loss of $0.08 to $0.09 per diluted share for the quarter ending June 30, 2002. The anticipated second quarter loss includes a pre-tax restructuring charge in the range of $3.6 million to $4.2 million.

         Lightbridge also announced that it plans to reduce its total workforce by seven percent, eliminating about 65 positions at its Burlington, Massachusetts, Broomfield, Colorado and Irvine, California locations. The Company also plans to consolidate its Waltham, Massachusetts call center operations in the Lynn, Massachusetts and Broomfield, Colorado facilities by the end of the year. These actions are expected to generate savings in the range of $7.0 million to $7.5 million in 2003. The $3.6 million to $4.2 million restructuring charge planned for the quarter ending June 30, 2002 is principally related to employee severance costs, facilities reductions and call center capital equipment write-offs associated with these measures.

         A copy of the press release issued by Lightbridge on June 27, 2002, which commented on the actions described above, is included as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

         (c)   Exhibits.

         99.1 Press Release dated June 27, 2002, entitled "Lightbridge Anticipates Lower Second Quarter Revenue Due to Recent WorldCom Events and Slower Subscriber Growth. Company Announces Restructuring Plan to Preserve Financial Strength."

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         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                LIGHTBRIDGE, INC.


                                By: /s/ Harlan Plumley
                                    -------------------------------------------
                                    Harlan Plumley
                                    Vice President, Finance and Administration,
                                    Chief Financial Officer and Treasurer


June 28, 2002